Exhibit 99.1

FOR IMMEDIATE RELEASE

Global Net Lease Announces $92.5 Million of Investments

Adds 12 High-Quality Properties and Significantly Expands Existing Owned Facility

Includes 1.4 Million Net Rentable Square Feet Occupied by Well-Established Investment Grade Tenants*

Represents Approximately 50% of 2H 2015 Targeted Investment Activity

New York, New York, July 30, 2015 – Global Net Lease, Inc. (NYSE: GNL) (“GNL” or the “Company”), announced today it has signed definitive agreements to acquire 12 net lease properties through five separate transactions for a total purchase price of approximately $88.5 million. Additionally, GNL has expanded its presence at its owned facility in Pleasanton, TX, net leased to National Oilwell Varco, LP, for a purchase price of approximately $4.0 million. The transactions are expected to close in the third quarter of 2015, subject to customary closing conditions and the completion of certain financing transactions by GNL.

Once all transactions are completed, GNL will have invested approximately $92.5 million or nearly 50% of its previously stated investment objective for the second half of 2015.

Transactions Highlights

•	Total purchase price approximately $92.5 million

•	1.4 million net rentable square feet

•	Weighted average remaining lease term 16.5 years

•	Total current annual rent approximately $7.3 million

•	Cash cap rate of 7.85%

“These accretive transactions keep us on target to acquire $200 million of properties in the second half of 2015 and further demonstrate our ability to purchase high quality real estate leased to strong tenants for a long average lease term at a high cash cap rate. We remain committed to building on our best-in-class net lease portfolio,” said Scott Bowman, Chief Executive Officer of Global Net Lease. “They are also representative of our focused investment strategy of identifying strategically-located, mission critical net lease assets with stable and reliable cash flows and embedded contractual rent growth. We will continue to pursue further opportunities to enhance the overall portfolio and drive long-term growth and value for shareholders.”

Transactions Details

Tenant Guarantor	Location(s)	Industry	Property Type	Sq. Ft.	Lease Term Remaining
FedEx Ground	Mankato, MN	Freight	Distribution	91,029	10.0
Hannibal Industries, Inc.	Houston, TX	Metal Fabrication	Industrial	109,000	14.2
Beacon Health System, Inc.	South Bend, IN	Healthcare	Office	49,712	10.7
Mapes Holdings LLC	Elk Grove Village, IL; Chattanooga, TN (2)	Metal Fabrication	Industrial	187,781	14.5
National Oilwell Varco, LP	Pleasanton, TX	Energy	Industrial	21,075	15.0
Crowne Group LLC	Marion, SC; Logansport, IN; Madison, IN; Jonesville, MI; Fraser, MI; Warren, MI	Automotive, Aftermarket, and Industrial Products	Industrial	942,669	20.0
Total				1,401,266	16.5

GNL Portfolio Overview

On completion of these acquisitions, the Company’s portfolio will comprise 324 diversified net lease assets of approximately 18 million total square feet, with combined portfolio metrics to include:

•	$2.5 billion total purchase price

•	80% of NOI derived from investment grade rated or implied investment grade rated tenants*

•	63% U.S. and 37% Europe (breakdown by purchase price)

•	100% occupancy

•	11 years approximately of weighted average remaining portfolio lease term

•	Less than 40% debt to total cost

About Global Net Lease, Inc.

Global Net Lease, Inc. (NYSE: GNL) is a NYSE-listed, Maryland real estate investment trust focused on acquiring a diversified global portfolio of commercial properties, with an emphasis on sale-leaseback transactions involving single tenant, mission critical income producing net-leased assets across the United States, Western and Northern Europe. Additional information about GNL can be found on its website at www.globalnetlease.com.

*Actual ratings reflect the tenant rating. Implied Ratings are determined using a proprietary Moody’s analytical tool, which compares the risk metrics of the non-rated company to those of a company with an Actual Rating. A tenant with a parent that has an investment grade rating is included in implied investment grade. Ratings information is as of the date the property was underwritten by the company.

Important Notice / Forward Looking Statements

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions indicate a forward-looking statement, although not all forward-looking statements include these words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of GNL’s Annual Report on Form 10-K filed on April 3, 2015. Further, forward-looking statements speak only as of the date they are made, and GNL undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law. There can be no assurance that the transactions described above will be completed.

Contacts

Media Inquiries:	Investor Inquiries:
Anthony J. DeFazio SVP of Public Relations DDCworks tdefazio@ddcworks.com Ph: 484-342-3600	Andrew G. Backman Managing Director Investor & Public Relations abackman@globalnetlease.com Ph: 212-415-6500	Scott J. Bowman Chief Executive Officer Global Net Lease, Inc. sbowman@globalnetlease.com Ph: 212-415-6500